Exhibit 99.1

         VIASYS Healthcare Inc. Reports Third Quarter Results

    CONSHOHOCKEN, Pa.--(BUSINESS WIRE)--Oct. 28, 2004--VIASYS
Healthcare Inc. (NYSE:VAS), a leading healthcare technology company, today reported results for the quarter and nine months ended October 2, 2004. All information is from continuing operations unless otherwise indicated.

    Third Quarter Results

    Revenues for the third quarter of 2004 increased 5.1% to $91.6 million as compared to $87.1 million in the comparable period last year. Excluding the impact of restructuring expenses and expense related to litigation involving the commercialization of nitric oxide gas, operating income decreased 56.1% to $3.2 million as compared to $7.2 million in the comparable period last year.(1) Excluding the impact of these items, income from continuing operations after taxes decreased 57.2% to $2.1 million, or $.07 per diluted share compared to $4.8 million, or $.16 per diluted share, for the same period last year.(1) Foreign currency translation had a positive impact of 1.6% on revenues for the quarter.
    Including restructuring expenses and expense related to litigation involving the commercialization of nitric oxide gas, we had an operating loss of $3.4 million compared to operating income of $6.7 million in the same period last year. On the same basis, loss from continuing operations after taxes was $2.2 million, or $.07 per diluted share, compared to income from continuing operations after taxes of $4.5 million, or $.15 per diluted share, for the same period last year.

    Chairman, President and CEO Comments

    Randy Thurman, Chairman, President and CEO, commented on VIASYS' performance: "As we enter the fourth quarter of 2004, all key products in each major business unit have been newly introduced and we believe will become the leaders in their respective segments. This is a substantial accomplishment for our R&D organization in the last three years. We also improved our market position in Critical Care through the success of our new AVEA(R) and VELA(R) ventilators. These achievements combined with other opportunities strengthen our confidence in the long-term growth and profitability of the Company.
    "Investing in new product development, sales and marketing and defending our intellectual property have had a greater impact on operating income than expected. In reaction to this, we are rapidly implementing our previously announced restructuring plan and expect that the actions we are taking will result in improved future performance. We expect to incur additional restructuring costs of $6.5 to $8.0 million, most of which will occur in the fourth quarter of 2004. We expect to recover most of these charges through reduced costs during 2005 and believe this will bring expenses in line with the operating performance of the Company. Our restructuring efforts have been principally focused on consolidating commercial and manufacturing operations in our Respiratory Care business, as well as reducing expenses in all of our businesses. Upon completion of the restructuring plan, global headcount will be reduced by over 10%.
    "Our long-term strategy for the Company remains unchanged. The goals we have stated since the spin-off of VIASYS are: to build on our leadership positions in the respiratory and neurocare markets; to expand our presence in the medical disposables and orthopedics markets; and to acquire synergistic businesses and products. We continue to believe we are in the right markets and that global healthcare demographics position us extremely well for the future.
    "This year's performance will not deter us from our focus on our long-term strategy. While revenues have grown modestly, 2004 income declined primarily due to investments in our long-term strategy, as well as slower than anticipated growth in certain markets. We believe our long-term outlook remains positive as a result of the investments we have made, the new product platforms in each of our main businesses, the anticipated positive impact on income from the restructuring and the expected higher margins on the new products. We no longer expect to achieve our previously stated guidance that our revenues and net income in 2004 will be essentially equal to 2003. Instead, we expect that revenues in 2004 will be less than the prior year by 2% to 3%. Excluding one time revenue events in 2003 of $10.6 million related to the SARS epidemic, the Iraq war and foreign government tender business, 2004 revenue should be slightly higher. With respect to earnings, higher expenses related to our investment in our selling and service organizations and expenses related to the launch of new products now lead us to believe net income will be below last year. However, we expect the benefits from these actions will reflect positively on 2005 earnings.
    "I would now like to briefly comment on the performance of each of our business units.
    "Respiratory Technologies successfully launched two significant products, VMAX(R) ENCORE, a pulmonary function testing system, and LYRA(TM), a proprietary mask for the sleep therapy market. Our international sales decreased when compared to the comparable quarter in 2003 primarily due to a significant sale in the third quarter of 2003, and we continue to experience delays in the initiation of pharmaceutical trials in our Clinical Services business. We believe that these delays are a result of timing and we continue to expect long-term growth in this business.
    "In Critical Care, the AVEA and VELA ventilators continue to generate strong sales. According to a recent market study, we have moved into the number two position in the U.S. ventilation market. We are pleased with these results and expect to continue to offer our customers a broad line of ventilation systems responsive to their needs.
    "As the Respiratory Technologies and Critical Care businesses continue their integration efforts, we expect to benefit from this integration and our ability to offer a wide range of respiratory care solutions.
    "In NeuroCare, revenues increased compared to the same period last year, with increasing global success. We believe this is a significant development indicating a positive response to the new product launches and direction taken by the management team. Contributing to the increased revenues were several significant new products:
NicoletOne(TM), a new clinical EEG platform; VIKING QUEST(TM), a major upgrade to our EMG line; and ENDEAVOR(TM) CR, an advanced portable IOM device. The initial global market reaction to these products has been extremely positive. In addition, we completed the acquisition of the Taugagreining business in July, which brings breadth to the EEG product platform with a value EEG entrant, an ICU monitor and accelerated long-term monitoring and sleep versions for NicoletOne, as well as a high-caliber software development team. We believe these actions position NeuroCare well for future profitable growth.
    "We are also extremely pleased with the improvement in our Medical and Surgical Products business, in which we are experiencing strong growth in both our orthopedic and medical disposables businesses. Later this year, we expect to launch our CORTRAK(TM) product, an innovative device that assists physicians in the placement of enteral feeding tubes. Our orthopedics business is developing TRABECULITE(TM), an orthopedic reconstructive product, and is entering into discussions with several potential partners in the co-development and commercialization of this technology."

    Respiratory Technologies

    Revenues decreased 1.5% to $27.0 million in the third quarter of 2004 compared to the third quarter of 2003. This decrease was primarily due to significant international sales of pulmonary function testing systems in the third quarter of 2003 and lower revenue in our Clinical Services business due to delays in the initiation of new clinical trials. Offsetting these items were the positive impact of foreign currency translation, which accounted for 3.6 percentage points of growth over the prior year's quarter, and higher domestic sales of our VMAX systems. We had an operating loss of $5.1 in the third quarter of 2004 compared to operating income of $3.7 million in the same period last year. This decrease was mainly due to costs of $6.1 million related to our recently announced restructuring plan, lower gross margin attributable to product mix caused primarily by the reduced revenues in our Clinical Services business, higher expenses related to investments in our field sales and service organizations and higher legal expenses.

    Critical Care

    Revenues increased 7.2% to $29.0 million in the third quarter of 2004 compared to the third quarter of 2003. The increase was due to strong sales of the AVEA and VELA ventilators partially offset by lower sales of established ventilators. Operating income decreased 49.1% to $2.0 million as compared to $3.8 million in the comparable period last year. This decrease was primarily due to costs of $0.4 million related to our recently announced restructuring plan and higher expenses related to ongoing investments in our sales force and the expansion of our service organization in support of the larger installed base, partially offset by higher gross margin due to increased sales.

    NeuroCare

    Revenues increased 4.4% to $21.0 million for the third quarter of 2004 compared to the third quarter of 2003. The sales increase was primarily due to higher sales of neurodiagnostic EEG, peripheral vascular and audio diagnostic products, partially offset by lower sales in EMG products. We had an operating loss of $0.1 million in the third quarter of 2004 compared to an operating loss of $0.2 million in the same period last year. The decrease in operating loss was mainly due to gross margin on higher sales and lower research and development expenses attributable to the movement of several projects out of research and development and into commercialization, partially offset by higher legal expenses.

    Medical and Surgical Products

    Revenues increased 16.1% to $14.6 million in the third quarter of 2004 compared to the third quarter of 2003. This increase was primarily driven by increased sales in our orthopedics business as well as higher sales of our enteral feeding tube product line. Operating income increased 39.3% to $2.4 million as compared to $1.7 million in the comparable period last year. This increase was primarily due to increased gross margin resulting from the higher sales, manufacturing efficiencies from the higher sales volume and lower research and development expenses. These increases were partially offset by higher expenses mainly to expand our sales force to pursue opportunities in targeted markets.

    Corporate Expenses

    Corporate expenses increased by $0.2 million in the third quarter of 2004 over the comparable quarter of 2003 primarily due to higher legal and consulting expenses.

    Net Income

    Net income (loss), including discontinued operations, was ($2.2) million or ($.07) per diluted share in the third quarter of 2004 and $2.3 million or $.08 per diluted share in the third quarter of 2003.

    Year-to-Date Results

    Revenues for the first nine months of 2004 of $282.5 million were essentially flat as compared to $280.6 million in the comparable period last year. Excluding restructuring expenses and income and expense related to litigation involving the commercialization of nitric oxide gas, operating income decreased 48.8% to $14.6 million as compared to $28.6 million in the same period last year.(1) Excluding the impact of these items, income from continuing operations after taxes decreased 44.6% to $9.8 million, or $.31 per diluted share, compared to $17.6 million, or $.62 per diluted share, for the same period last year.(1) Foreign currency translation had a positive impact of 1.9% on revenues for the nine months.
    Operating income, including restructuring expenses and income and expense related to litigation involving the commercialization of nitric oxide gas, decreased 57.3% to $12.0 million compared to $28.1 million in the same period last year. On the same basis, income from continuing operations after taxes decreased 53.5% to $8.1 million, or to $.26 per diluted share, compared to $17.3 million, or $.61 per diluted share, for the same period last year. The Company had 3.2 million, or 11.3%, more diluted weighted average shares outstanding in the first nine months of 2004 compared to the first nine months of 2003, primarily because of the equity offering in the second quarter of 2003. This increase in shares outstanding resulted in a decrease in earnings per diluted share of $.03.

    VIASYS Healthcare, Inc. will host an earnings release conference call on Thursday, October 28, 2004, at 5:00 PM EDT. The call will be simultaneously webcast on the investor information page of our website, www.viasyshealthcare.com. The call will be archived on our website and will also be available for two weeks via phone at 877-519-4471, access code 5195182.

    VIASYS Healthcare, Inc. is a global, research-based medical technology company focused in respiratory, neurocare and medical and surgical products. VIASYS products, including VMAX(R) ENCORE, LYRA(TM), AVEA(R), VELA(R), NicoletOne(TM), VIKING QUEST(TM) and ENDEAVOR(TM) CR, are marketed under these trademarks and other well-recognized brand names such as SENSORMEDICS(R), BIRD(R), BEAR(R), NICOLET(R), JAEGER(TM) and EME(R), all of which are registered trademarks or unregistered trademarks of VIASYS and its subsidiaries. VIASYS is headquartered in Conshohocken, PA. More information can be found at http://www.viasyshealthcare.com.

    This press release includes certain forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, the impact of our restructuring plan on our future performance and our recovery of the associated costs, the viability of the markets in which we compete and our competitive position in those markets, our outlook for our businesses, the impact of new products on our results, our expectations for new product introductions and our expected margins from such products, our ability to continue to offer our customers products responsive to their needs, our expectations regarding revenues for the full year and our prospects for continued growth. These statements may be identified by words such as "expect," "anticipate," "estimate," "project," "intend," "plan," "believe," and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the implementation of the company's restructuring plans, timing of pharmaceutical trials by third parties, sales and marketing initiatives, the commercialization of new products, timing and effectiveness of the co-location of business segments, integration of the Company's recent acquisition, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, patent protection and litigation, and a successful mergers and acquisitions strategy. For further details and a discussion of these and other risks and uncertainties, please see our Annual Report on Form 10-K for the year ended January 3, 2004, which is on file with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

    (1) These measures are not calculated under generally accepted accounting principles (GAAP). In accordance with Regulation G of the Securities and Exchange Commission, a table reconciling these amounts to the most comparable GAAP number is shown below.



             Reconciliation of Non-GAAP Financial Measures
               (In Thousands, Except Per Share Amounts)


                                 Three Months   Three Months
                                    Ended          Ended
                                  October 2,   September 27,
                                     2004           2003       Change
                                -------------- -------------- --------
Operating Income (Loss) from
 Continuing Operations          $      (3,406) $       6,733  (150.6%)
Restructuring Charges                   6,503            461
Litigation Expenses (a)                    63              -
                                -------------- --------------
Adjusted Operating Income from
 Continuing Operations          $       3,160  $       7,194   (56.1%)
                                ============== ==============

Income (Loss) from Continuing
 Operations                     $      (2,164) $       4,538  (147.7%)
Restructuring Charges (net of
 income taxes of ($2,309) and
 ($161))                                4,194            300
Litigation Expenses (net of
 income taxes of ($22)) (a)                41              -
                                -------------- --------------
Adjusted Income from Continuing
 Operations                     $       2,071  $       4,838   (57.2%)
                                ============== ==============

Diluted Earnings (Loss) per
 Share from Continuing
 Operations                     $       (0.07) $        0.15
Restructuring Charges per Share          0.14           0.01
Litigation Expenses per
 Share (a)                                  -              -
                                -------------- --------------
Adjusted Earnings per Share     $        0.07  $        0.16
                                ============== ==============

(a) In the third quarter of 2004, the Company incurred legal fees in conjunction with the Company's suit against INO Therapeutics regarding nitric oxide gas.



             Reconciliation of Non-GAAP Financial Measures
               (In Thousands, Except Per Share Amounts)


                                   Nine Months   Nine Months
                                      Ended         Ended
                                   October 2,   September 27,
                                      2004          2003       Change
                                  ------------- ------------- --------
Operating Income from Continuing
 Operations                       $     12,015  $     28,124   (57.3%)
Restructuring Charges                    6,986           461
Litigation Expenses (a)                  1,648             -
Legal Settlement (b)                    (6,000)            -
                                  ------------- -------------
Adjusted Operating Income from
 Continuing Operations            $     14,649  $     28,585   (48.8%)
                                  ============= =============

Income from Continuing Operations $      8,059  $     17,319   (53.5%)
Restructuring Charges (net of
 income taxes of ($2,480) and
 ($161))                                 4,506           300
Litigation Expenses (net of
 income taxes of ($585)) (a)             1,063             -
Litigation Settlement (net of
 income taxes of $2,130) (b)            (3,870)            -
                                  ------------- -------------
Adjusted Income from Continuing
 Operations                       $      9,758  $     17,619   (44.6%)
                                  ============= =============

Diluted Earnings (Loss) per Share
 from Continuing Operations       $       0.26  $       0.61
Restructuring Charges per Share           0.14          0.01
Litigation Expenses per
 Share (a)                                0.03             -
Litigation Settlement per
 Share (b)                               (0.12)            -
                                  ------------- -------------
Adjusted Earnings per Share       $       0.31  $       0.62
                                  ============= =============

(a) During the nine months ended October 2, 2004, the Company incurred legal fees in conjunction with the Company's suit against INO Therapeutics regarding nitric oxide gas.

(b) In the second quarter of 2004, the Company settled its litigation with INO Therapeutics and received a payment of $6.0 million in connection with the dismissal of the litigation.



                                                 Three Months Ended
                                              ------------------------
Consolidated Statements of Income                   (unaudited)
(In Thousands, Except Per Share Amounts)
                                              October 2, September 27,
                                                 2004         2003

Revenues                                      $  91,578  $     87,131

Costs and Operating Expenses:
  Cost of revenues                               50,851        48,500
  Selling, general and administrative
   expenses                                      31,702        25,250
  Research and development expenses               5,928         6,187
  Restructuring costs                             6,503           461
  Legal settlement                                    -             -
                                              ---------- -------------
                                                 94,984        80,398

                                              ---------- -------------
Operating Income (Loss)                          (3,406)        6,733
                                              ---------- -------------
Interest Income (Expense), net                      231            (4)
Other Income (Expense), net                        (180)            1
                                              ---------- -------------

Income (Loss) from Continuing Operations
 Before (Provision) Benefit for Income Taxes     (3,355)        6,730
(Provision) Benefit for Income Taxes              1,191        (2,192)
                                              ---------- -------------
Income (Loss) from Continuing Operations         (2,164)        4,538
Loss from Discontinued Operations (net of
 tax)                                                 -        (2,226)
                                              ---------- -------------
Net Income (Loss)                             $  (2,164) $      2,312
                                              ========== =============

Earnings (Loss) per Share:
  Basic:
    Continuing Operations                     $    (.07) $        .15
    Discontinued Operations                           -          (.07)
                                              ---------- -------------
                                              $    (.07) $        .08
                                              ========== =============
  Diluted:
    Continuing Operations                     $    (.07) $        .15
    Discontinued Operations                           -          (.07)
                                              ---------- -------------
                                              $    (.07) $        .08
                                              ========== =============
Weighted Average Shares Outstanding:
  Basic                                          30,884        30,023

  Diluted                                        30,884        31,105



                                            Nine Months Ended
                                   -----------------------------------
Consolidated Statements of Income              (unaudited)
(In Thousands, Except Per Share
 Amounts)
                                   October 2, 2004  September 27, 2003
                                   ---------------- ------------------

Revenues                           $       282,521  $         280,639

Costs and Operating (Income)
 Expenses:
   Cost of revenues                        156,608            151,443
   Selling, general and
    administrative expenses                 94,657             81,194
   Research and development
    expenses                                18,255             19,417
   Restructuring costs                       6,986                461
   Legal settlement                         (6,000)                 -
                                   ---------------- ------------------
                                           270,506            252,515
                                   ---------------- ------------------
Operating Income                            12,015             28,124
                                   ---------------- ------------------
Interest Income (Expense), net                 511               (723)
Other Income (Expense), net                    (31)              (543)
                                   ---------------- ------------------

Income from Continuing Operations
 Before Provision for Income Taxes          12,495             26,858
Provision for Income Taxes                  (4,436)            (9,539)
                                   ---------------- ------------------
Income from Continuing Operations            8,059             17,319
Loss  from Discontinued Operations
 (net of tax)                                    -             (3,496)
                                   ---------------- ------------------
Net Income                         $         8,059  $          13,823
                                   ================ ==================

Earnings (Loss) per Share:
   Basic:
     Continuing Operations         $           .26  $             .63
     Discontinued Operations                     -               (.13)
                                   ---------------- ------------------
                                   $           .26  $             .50
                                   ================ ==================
   Diluted:
     Continuing Operations         $           .26  $             .61
     Discontinued Operations                     -               (.12)
                                   ---------------- ------------------
                                   $           .26  $             .49
                                   ================ ==================
Weighted Average Shares
 Outstanding:
   Basic                                    30,743             27,618

   Diluted                                  31,393             28,198



VIASYS Healthcare Inc.
Revenues by Business Segment and Geography
(In thousands of dollars)


                        Three Months Ended       Nine Months Ended
                     ------------------------ ------------------------
                     October 2, September 27, October 2, September 27,
                        2004         2003        2004         2003
                     ---------- ------------- ---------- -------------

Respiratory
 Technologies
    Domestic            13,625        13,816     39,981        39,547
    International       13,351        13,578     43,122        43,769
                     ---------- ------------- ---------- -------------
      Total             26,976        27,394     83,103        83,316
                     ---------- ------------- ---------- -------------


Critical Care
    Domestic            14,424        13,380     45,099        40,826
    International       14,568        13,663     49,453        48,797
                     ---------- ------------- ---------- -------------
      Total             28,992        27,043     94,552        89,623
                     ---------- ------------- ---------- -------------


NeuroCare
    Domestic            13,495        14,097     38,555        43,187
    International        7,546         6,052     22,469        22,758
                     ---------- ------------- ---------- -------------
      Total             21,041        20,149     61,024        65,945
                     ---------- ------------- ---------- -------------


Medical and Surgical
 Products
    Domestic            12,274        10,410     35,737        35,689
    International        2,295         2,135      8,105         6,066
                     ---------- ------------- ---------- -------------
      Total             14,569        12,545     43,842        41,755
                     ---------- ------------- ---------- -------------


Total VIASYS
 Continuing
 Operations
    Domestic            53,818        51,703    159,372       159,249
    International       37,760        35,428    123,149       121,390
                     ---------- ------------- ---------- -------------
      Total             91,578        87,131    282,521       280,639
                     ========== ============= ========== =============

    CONTACT: VIASYS Healthcare Inc., Conshohocken
             Martin P. Galvan, 610-862-0800